UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SEASONS SERIES TRUST

SUNAMERICA SERIES TRUST

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Dear [NAME]:

AIG Life & Retirement is now Corebridge Financial, Inc. (Corebridge). AIG is the majority owner of Corebridge and has announced its intention to sell all of its interest in Corebridge over time (the “Separation Plan”). On September 19, 2022, AIG sold a portion of its interest in Corebridge in an initial public offering (IPO) of Corebridge common stock.

Why is there a proxy mailing?

Corebridge indirectly owns SunAmerica Asset Management, LLC (SunAmerica), the investment adviser to each series (collectively, Portfolios) of SunAmerica Series Trust and Seasons Series Trust (each, a Trust). The current investment advisory and management agreement between SunAmerica and each Trust (collectively, Agreements) provides for its automatic termination upon its “assignment” (as defined in the Investment Company Act of 1940, as amended). An assignment includes any transfer of a controlling block of outstanding voting securities of an adviser or a parent company to an adviser, and such a transfer is often referred to as a “change of control event.”

While the IPO did not result in a change of control event, it is anticipated that one or more of the transactions contemplated by the Separation Plan will ultimately trigger a change of control event and the automatic termination of the Agreements.

To ensure that SunAmerica can continue to provide advisory services to the Portfolios without interruption, a proxy statement is being sent to shareholders requesting their approval of new investment advisory and management agreements for each Trust, each to take effect upon the automatic termination of an existing agreement in the event of an assignment resulting from the Separation Plan. Shareholders are also being asked to vote on other proposals not related to the Separation Plan. We began mailing the proxy statements this week to annuity owners who are shareholders in the Portfolios. The mailing will finish within about 10 days.

Your clients who were invested in the Portfolios as of the October 26, 2022 record date will receive the proxy statement relating to the above proposals. The solicitation period will run from approximately November 21, 2022, through January 19, 2023, and the Joint Special Meeting of Shareholders will be held on January 19, 2023.

To respond to questions from clients about the proxy statement, you can use this client flier. The client flier has been filed with the Securities and Exchange Commission and must be used as is. See below for a list of your clients who should be receiving the proxy statements, based on their investment positions on October 26, 2022, including the last five digits of their policy number.

We appreciate your business and look forward

to continuing to serve you now as Corebridge.

POLICY OWNER NAME	LAST 5 OF POLICY NUMBER

Client Name	XXXXX
Client Name	XXXXX

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M6457FP1 (11/22)

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